FORM OF MAJOR SHAREHOLDER
LOCKUP AGREEMENT

[Letterhead of major shareholder of
         Caesars Entertainment Corporation]

Caesars Entertainment Corporation
Public Offering of Common Stock

[                 ], 2012

Credit Suisse Security (USA) LLC
Eleven Madison Avenue
New York, New York  10010

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Caesars Entertainment Corporation, a Delaware corporation (the “Company”), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.01 par value (the “Common Stock”), of the Company.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 270 days after the date of the Underwriting Agreement.

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. waive, in writing, such extension.  The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.

Notwithstanding the foregoing, the undersigned may transfer the undersigned’s shares of Common Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) with the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., (iv) by will or intestate succession, provided that the beneficiary thereof agrees to be bound in writing by the restrictions set forth herein, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permitted hereunder, provided that such nominee or custodian agrees to be bound in writing by the restrictions set forth herein, (vi) in connection with the forfeiture to the Company of shares to cover tax withholding obligations upon the vesting of restricted share units and other equity based compensation granted to the undersigned pursuant to any employee stock option plan existing on the date hereof or (vii) if the undersigned is a corporation, partnership, limited liability company or similar entity, the undersigned may transfer Shares to any wholly-owned subsidiary or any stockholders, partners, members or similar persons of the undersigned, provided that, for purposes of this clause (vii), it shall be a condition to such transfer that (if not already subject to this agreement) the transferee executes an agreement stating that the transferee is receiving and holding such Shares subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such Shares except in accordance with this Lock-Up Agreement; provided, further, that in the case of clause (vii), (x) such sale, transfer or other acquisition or disposition does not give rise to a requirement to disclose in any public report or filing with the Securities Exchange Commission or otherwise and (y) such person does not otherwise voluntarily effect any public filing or report regarding such sale, transfer or acquisition or disposition. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

If the undersigned is an officer or director of the Company, (i) Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.  Any release or waiver granted by Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. hereunder to any such officer or director shall only be effective two business days after the publication date of such press release.  The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement) or the Underwriting Agreement is not executed on or prior to [                  ], 2012, the agreement set forth above shall likewise be terminated.

Yours very truly,

[Signature of major stockholder]